Exhibit 3.61

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•                  First:  The name of the limited liability company is DDA Payment Services, LLC.

•                  Second:  The address of its registered office in the State of Delaware is 2711 Centerville Road  Suite 400 in the City of Wilmington, DE 19808.  The name of the Registered Agent at such address is Corporation Service Company.

In Witness Whereof, the undersigned have executed this Certificate of Formation of DDA Payment Services, LLC this 19th day of March, 2004.

BY:	/s/ Joseph C. Mullin
Authorized Person(s)

NAME:	Joseph C. Mullin
Type or Print

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